UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2020
URBAN ONE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-25969	52-1166660
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(301) 429-3200
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, $.001 Par Value	UONE	NASDAQ Capital Market
Class D Common Stock, $.001 Par Value	UONEK	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 under the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Exchange Offers and Consent Solicitations

As previously disclosed, Urban One, Inc. (the “Company”) conducted (i) an offer to exchange (the “Exchange Offer”) any and all outstanding 7.375% Senior Secured Notes due 2022 (the “Existing Notes”) for new 8.75% Senior Secured Notes due 2022 (the “New Notes”) to be issued by the Company and (ii) a related consent solicitation for consents (the “Consent Solicitation” and together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) to adopt certain amendments to the indenture  governing the Existing Notes, dated April 15, 2017, by and between the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee (in such capacity, the “Existing Notes Trustee”) and as notes collateral agent (in such capacity, the “Existing Notes Collateral Agent”), as amended (the “Existing Notes Indenture”), to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Existing Notes Indenture, and to enter into a new intercreditor agreement among the Company, the trustee for the New Notes, the trustee for the Existing Notes, the collateral agent for the New Notes and the collateral agent for the Existing Notes (collectively, the “Amendments”).

Pursuant to the Exchange Offer and Consent Solicitation, as of 11:59 pm New York City time, on October 30, 2020, the aggregate principal amount of the Existing Notes set forth in the table below were validly tendered and subsequently accepted, representing approximately 99.15% of the Old Notes. Such accepted Existing Notes will be retired and canceled and will not be reissued. Following such cancellation, the aggregate principal amounts of the Existing Notes set forth below will remain outstanding.

Title of Series of Existing Notes	Issuer	Aggregate Principal Amount Tendered and Accepted	Aggregate Principal Amount Outstanding Following Settlement
7.375% Senior Notes due 2022	Urban One, Inc.	$347,016,000	$2,984,000

Prior to the settlement of the Exchange Offer and Consent Solicitation and upon receipt of the requisite consents to adopt the Amendments with respect to the Existing Notes, the supplemental indenture and intercreditor agreement were executed to effect the Amendments. The Amendments became operative upon the settlement date, November 9, 2020.

In connection with the settlement of the Exchange Offer and Consent Solicitation, on November 9, 2020, the Company issued $347,016,000 aggregate principal amount of the New Notes.

The New Notes are governed by an indenture, dated November 9, 2020 (the “New Notes Indenture”), by and between the Company, the guarantors therein (the “Guarantors”) and Wilmington Trust, National Association, as trustee (in such capacity, the “New Notes Trustee”) and as notes collateral agent (in such capacity, “the New Notes Collateral Agent”).

Interest and Maturity

Interest on the New Notes will accrue at the rate per annum equal to 8.75% and will be payable, in cash, quarterly on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2021, to holders of record on the immediately preceding January 1, April 1, July 1 and October 1, respectively.

Ranking and Security

The New Notes are the Company’s general senior obligations and are guaranteed (the “Guarantees”) by the Guarantors. The New Notes and the Guarantees will: (i) rank equal in right of payment to all of the Company’s and the Guarantor’s existing and future senior indebtedness, (ii) be secured on a first-priority basis by the Notes Priority Collateral (as defined below) and on a second-priority basis by the ABL Priority Collateral (defined below) owned by the Company and the applicable Guarantor, in each case subject to certain liens permitted under the New Notes Indenture, (iii) be equal in priority to the collateral owned by the Company and the Guarantor with respect to obligations under the credit agreement, dated as of April 18, 2017, by and among the Company, various lenders therein and Guggenheim Securities Credit Partners, LLC, as administrative agent and any other Parity Lien Debt (as described in the New Notes Indenture), if an, incurred after the date the New Notes were issued, (iv)  rank senior in right of payment to any existing or future subordinated indebtedness of the Company or Guarantors, (v) be initially guaranteed on a senior basis by each of the Company’s wholly-owned domestic subsidiaries (other than certain immaterial subsidiaries, unrestricted subsidiaries, and other certain exceptions), (vi) be effectively senior to all of the Company’s and the Guarantor’s existing and future unsecured indebtedness to the extent of the value of the collateral owned by the Company or applicable Guarantors and effectively senior to all existing and future ABL Debt Obligations (as defined in the New Notes Indenture) to the extent of the value of the Notes Priority Collateral (as defined below) owned by the Company or applicable Guarantor, (vii) be effectively subordinated to all of the Company’s and the Guarantor’s existing and future indebtedness that is secured by liens on assets that do not secure the Notes or the Guarantee to the extent of the value of such assets, (viii) be structurally subordinated to all of the Company’s and the Guarantor’s existing and future indebtedness and other claims and liabilities, including preferred stock, of subsidiaries of the Company that are not guarantors, and (ix) be effectively senior to any Existing Notes that remain outstanding after the Exchange Offer with respect to any collateral proceeds.

The New Notes and the guarantees will be secured, subject to permitted liens and except for certain excluded assets (i) on a first priority basis by substantially all of the Company’s and the Guarantors’ current and future property and assets (other than accounts receivable, cash, deposit accounts, other bank accounts, securities accounts, inventory and related assets that secure our asset-backed revolving credit facility on a first priority basis (the “ABL Priority Collateral”), including the capital stock of each Guarantor (which, in the case of foreign subsidiaries, is limited to 65% of the voting stock and 100% of the non-voting stock of each first-tier foreign subsidiary) (collectively, the “Notes Priority Collateral”) and (ii) on a second priority basis by the ABL Priority Collateral.

Intercreditor Arrangements

In connection with the Exchange Offer, the New Notes will be subject to a new intercreditor agreement, pursuant to which proceeds received by the Existing Notes Trustee with respect to collateral proceeds received by the Old Notes Trustee for the Old Notes under an existing parity lien intercreditor agreement will be paid over to the New Notes Trustee for the New Notes to the extent of the amounts owed to the holders of the New Notes then outstanding. For the avoidance of doubt, any Existing Notes outstanding after the Exchange Offer will not constitute subordinated indebtedness.

Optional Redemption

The Company may redeem the New Notes in whole or in part, at its option, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such New Notes plus accrued and unpaid interest, if any, to the redemption date.

Mandatory Redemption

Within 90 days following the completion of the Exchange Offer, the Company will be required to repurchase,  repay or redeem $15 million aggregate principal amount of the New Notes. Separately, within five business days after each Excess Cash Flow Calculation Date (as defined in the New Notes Indenture), the Company will redeem an aggregate principal amount of New Notes equal to 50% of the Excess Cash Flow (as defined in the New Notes Indenture), provided that repurchases, repayments or redemption of New Notes with internally generated funds during the applicable calculation period shall reduce on a dollar-for-dollar basis the amount of such redemption otherwise required on the applicable calculation date. Any such mandatory redemptions will be at par (plus accrued and unpaid interest).

Restrictive Covenants

The terms of the New Notes Indenture, among other things, limit, in certain circumstances, the ability of the Company and its Restricted Subsidiaries (as defined in the New Notes Indenture) to: incur additional indebtedness;  pay dividends or make other distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain junior, unsecured or subordinated debt; make loans and investments; sell assets; incur liens; enter into transactions with affiliates; alter the business the Company conducts; enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends; and consolidate, merge or sell all or substantially all of the Company’s assets. If the New Notes achieve investment grade status by both Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing, certain of the covenants under the New Notes Indenture will be suspended. If either rating on the New Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Change of Control

Upon the occurrence of certain events constituting a change of control as defined in the New Notes Indenture, the Company will be required to make an offer to repurchase all of the notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date, subject to the rights of holders of the New Notes on record on the relevant record date to receive interest due on the relevant interest payment date.

Events of Default

The New Notes Indenture provides for customary events of default including (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; failure to comply with the excess cash flow redemption covenant or certain provisions of the sinking fund covenant; breach of other agreements in the New Notes Indenture; certain defaults under any mortgage, indenture or instrument under which indebtedness is or may be issued; certain events of bankruptcy or insolvency; a failure by the Company or a Significant Subsidiary (as defined in the New Notes Indenture) to pay certain final judgments aggregating in excess of $15.0 million; the Guarantee ceasing to be in full force and effect; and with respect to collateral constituting more than $10.0 million individually or in the aggregate, any of the security documents relating to the exchange offer ceases to be in full force and effect. Generally, if an event of default occurs and is not cured within the time periods specified, the New Notes Trustee or the holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately.

The foregoing summary of the New Notes does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the New Notes Indenture attached as Exhibit 4.1 hereto, (ii) the form of the New Notes attached as Exhibit 4.2 hereto, and (iii) the new intercreditor agreement attached as Exhibit 4.3 hereto.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

4.1
Indenture, dated as of November 9, 2020, by and between Urban One, Inc., the guarantors therein and Wilmington Trust, National Association, in its capacity as the New Notes Trustee and New Notes Collateral Agent.

4.2	Form of 8.75% Senior Secured Note due 2022 (included as Exhibit A to Exhibit 4.1 in this current report on Form 8-K).

4.3
Intercreditor Agreement, dated as of November 9, 2020, by and between Urban One, Inc. and Wilmington Trust, National Association in its capacity as the Old Notes Trustee, Old Notes Collateral Agent, New Notes Trustee and New Notes Collateral Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN ONE, INC.

Date: November 9, 2020                /s/ Peter D. Thompson
Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer